Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Anaren Inc.:

We consent to the incorporation by reference in the Registration Statements (No. 33-36761, No. 333-03193, No. 333-70397, No. 333-70427, No. 333-50390, and No.
333-50392) on Form S-8 of Anaren, Inc. of our reports dated August 25, 2006, with respect to the consolidated balance sheets of Anaren, Inc. and subsidiaries as of June 30, 2006 and 2005, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended June 30, 2006, management's assessment of the effectiveness of internal control over financial reporting as of June 30, 2006 and the effectiveness of internal control over financial reporting as of June 30, 2006, which reports appear in the June 30, 2006 annual report on Form 10-K of Anaren, Inc.

As discussed in Note 12 to the consolidated financial statements, effective July 1, 2005, the Company adopted the provisions of Statement of Financial Accounting standards No. 123R, Share-Based Payment.

/s/KPMG LLP

Syracuse, New York
September 6, 2006